EXHIBIT 99.1

WRIT Media Group Announces Dividend

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WRIT Media Group, Inc.

Apr 10, 2018, 09:49 ET

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BEVERLY HILLS, Calif., April 10, 2018 /PRNewswire/ -- WRIT Media Group, Inc. (OTCQB: WRIT) is pleased to announce the Company will be distributing a dividend in the form of a Series A Warrant (the "Warrants") to shareholders of record as of future date to be determined in April of 2018. When issued, the Warrants will have a strike price of $0.25 per share, be valid for one year from the date of issuance, and the Company has set aside 10,000,000 common shares for the exercise of the Warrants. The Company's transfer agent, Pacific Stock Transfer, will serve as the Warrant Transfer Agent for this transaction.

Eric Mitchell, CEO, stated, "With the proceeds from the exercise of the Warrants, we intend to build on the momentum shown in the Company's latest quarter where we increased revenues from 92,000 in Q3 to $1,368,796 in Q4. We feel by coupling our organic growth along with other acquisition opportunities we are reviewing, 2018 should be an exciting year for the Company."

About WRIT Media Group (OTCQB: WRIT)

WRIT is a diversified media and software company whose operations include digital currency software development, including trading platforms and Blockchain solutions, content production and distribution; and video game distribution via mobile platforms.

Cautionary Note Regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those predicted by such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, but not limited to, those discussed in WRIT Media Group's latest 10-K filed July 14, 2017. The company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Pelecoin, CrypFXPro, Pelecoin Smart Contracts, Pelecoin Mining Factory and their related trademarks and names are the property of WRIT Media Group, Inc. and are registered and/or used in the U.S. and countries around the world. All other trademarks belong to their respective owners.

SOURCE WRIT Media Group, Inc.